Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF DESIGNATION OF "LGBTQ LOYALTY HOLDINGS, INC.", FILED IN THIS OFFICE ON THE NINETEENTH DAY OF AUGUST, A.D. 2021, AT 2:46 O`CLOCK P.M.

Jeffrey W. Bullock, Secretary of State

4902949 8100
SR# 20213027094

Authentication: 203965868
Date: 08-19-21

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division of Corporations
Delivered 02:46 PM 08/19/2021
FILED 02:46 PM 08/19/2021
SR 20213027094 - File Number 4902949

LGBTQ LOYALTY HOLDINGS, INC.

CERTIFICATE OF AMENDMENT TO THE CERTIFICATE OF DESIGNATION OF PREFERENCES, RIGHTS AND LIMITATIONS OF SERIES D CONVERTIBLE PREFERRED STOCK

The undersigned, being the Chief Executive Officer of LGBTQ Loyalty Holdings, Inc., a Delaware corporation (the "Company"), does hereby certify as follows:

FIRST: The date of filing of the Certificate of Incorporation of the Company with the Secretary of State of the State of Delaware is November 23, 2010 (as amended to date, the "Certificate").

SECOND: The Certificate, as amended to date, authorizes the issuance by the Company of 2,000,000,000 shares of common stock, $0.001 par value per share (the "Common Stock") and 10,000,000 shares of preferred stock, par value $0.001 per share (the "Preferred Stock"), and, further, authorizes the Board of Directors of the Company, by resolution or resolutions, at any time and from time to time, to divide and establish any or all of the unissued shares of Preferred Stock not then allocated to any series into one or more series and, without limiting the generality of the foregoing, to fix and determine the designation of each such share, the number of shares which shall constitute such series and certain preferences, limitations and relative rights of the shares of each series so established.

THIRD: That a Certificate of Designation, Preferences and Rights of the Series D Convertible Preferred Stock was originally filed by the Company with the Secretary of State of the State of Delaware on April 7, 2021 (the "Original Certificate of Designation"), which Original Certificate of Designation was amended pursuant to the Certificate of Designation, Preferences and Rights of the Series D Convertible Preferred Stock filed by the Company with the Secretary of State of the State of Delaware on May 12, 2021 (the "Existing Certificate of Designation"), designating the rights, preferences, powers, restrictions and limitations of the Series D Convertible Preferred Stock (the "Series D Preferred Stock").

FOURTH: That 800 shares of Series D Preferred Stock are currently issued and outstanding.

FIFTH: The Company's Board of Directors approved an amendment to the Existing Certificate of Designation on July 6, 2021 to increase the number of shares designated as Series D Preferred Stock from 1,000 to 2,000 shares (the "Certificate of Amendment").

SIXTH: The definition of "Designation, Amount and Par Value" in Section 1 of the Existing Certificate of Designation is hereby amended and restated in its entirety as follows:

> "Designation, Amount and Par Value" The series of preferred stock shall be designated as Series D Convertible Preferred Stock and the number of shares so designated shall be up to two thousand (2,000) (which shall not be subject to increase without the written consent of all of the Holders of the Preferred Stock.

Each share of Preferred Stock shall have a par value of $0.001 per share and a stated value of $1,200, subject to increase set forth in Section 3 and/or elsewhere in this Certificate of Designation below.

SEVENTH: The remaining provisions of the Terms of Preferred Stock set forth in the Company's Existing Certificate of Designation shall remain in full force and shall not be affected by this Certificate of Amendment.

IN WITNESS WHEREOF, the Company has caused this certificate to be executed by its duly authorized officer this 19 day of August, 2021.

DocuSigned by:

By: Robert A. Blair

5F35C9D88DE1483...

Name: Robert A. Blair

Title: Chief Executive Officer